EXHIBIT 1


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of this 28th day of December, 2000 by and among Access Health Alternatives, Inc., a Florida corporation with offices at 4619 Parkbreeze Court, Orlando, Florida 32808 ("Seller") and Pines International Corporation, a Nevada corporation ("Investor"), in connection with the purchase and sale of 1,840,000 shares of Seller's Common Stock, par value $.001 per share, for US$500,000.

                                   WITNESSETH:
                                   ----------
     WHEREAS, Seller desires to sell to Investor, and Investor desires to purchase from Seller, the 1,840,000 Shares subject to the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the end of the Initial and Final Closings referred to in Section 2 of this Agreement, Seller shall sell and deliver to Investor, and Investor shall purchase from Seller, 1,840,000 Shares, for the Purchase Price referred to in
Section 3 of this Agreement.

     2. Closing. The closing of the purchase and sale contemplated by this Agreement shall take place in two closings: the first on January 31, 2001 (the "Initial Closing"), and the second on February 28, 2001 (the "Final Closing"). At the Final Closing, Seller shall deliver the Shares to Investor in one or more certificates, as requested in writing by Investor, registered in the name of Investor or as designated in writing by Investor, and investor shall pay to Seller the Purchase Price referred to in Section 3 of this Agreement. Pending the Initial Closing, by January 10th, 2001, Investor shall deposit US$100,000 with Mays & Valentine as a good faith deposit which shall be forfeited to Seller as liquidated damages in the event that Investor does not pay the full Purchase Price to Seller at both the Initial Closing and the Final Closing. Otherwise, such good faith deposit shall be applied to the $250,000 payable at the Final Closing.

     3. Purchase Price. Investor shall pay an aggregate of Five Hundred Thousand United States Dollars (US$500,000.00) ("Purchase Price") as follows:

          (i) Initial Closing. On or before January 31, 2001, Investor shall pay Seller, by certified check, wire transfer, bank cashier's check or bank money order payable to Seller, the amount of US$250,000 Dollars.

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          (ii) Final Closing. On or before February 28, 2001, Investor shall pay to Seller, by certified check, wire transfer, bank cashier's check or bank money order payable to Seller, the amount of US$250,000.00 Dollars.


     4. Representations of Seller. Seller hereby represents and warrants to Investor that:

          4.1 Due Incorporation, etc. Seller is duly incorporated, validly existing and in good standing under the laws of Florida and has all requisite power and authority to execute and deliver this Agreement and to perform the obligations to be performed by it hereunder. Neither the execution or delivery of this Agreement nor the performance by Seller hereof will constitute a breach of or default under the governing instruments of Seller or any agreement, instrument, indenture, judgment or decree to which it is a party or by which it is bound. Prior to the Initial Closing, all consents and approvals, if any, required to be obtained by Seller for the sale of the Shares to be sold by it hereunder will have been obtained.

          4.2 Corporate Condition; SEC Filings. Seller files annual and periodic reports with the Securities and Exchange Commission. There have been no material adverse changes in Seller's business prospects or financial condition since the date of the last balance sheet included in such reports. The financial statements contained in such reports have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition of Seller as of the dates of the balance sheets included therein and the results of its operations and cash flows for the period then ended.

          4.3 Due Execution. Validity and Effect. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by Investor, this Agreement constitutes the valid, legal and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          4.4 Valid Issuance of the Shares. Upon payment of the Purchase Price, the Shares shall be duly and validly issued and outstanding, fully paid and nonassessable, free of any liens, pledge, security interest, or other encumbrances (though subject to the restrictions or transfer as detailed herein) and, based in part on the representations and warranties of Investor, will be issued in compliance with all applicable federal and state securities laws.

          4.5 Full Disclosure. No representation or warranty made by Seller in this Agreement and no certificate or document furnished or to be furnished to Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

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          4.6 Certain Fees. The Seller has incurred no liability for any brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement for which Investor would be liable. The Seller agrees to indemnify and hold harmless Investor from and against any commission, fee or claim of any person employed or retained or claiming to have been employed or retained by Seller to bring about the transactions contemplated hereby or to represent Seller in connection therewith.

          4.7 Granting of Certain Rights to Investor. Seller will grant certain rights to Investor:

               (a) Seller grants to Investor the right to designate one individual for election to the Board of Directors of Seller.

               (b) Seller grants to Investor a non-exclusive right to distribute Seller's Nutritional Program throughout Canada, Europe and the Pacific Rim. The terms of said distribution shall be negotiated at a later date, but in no event, later than January 31, 2001.

               (c) Seller grants to Investor a right of first refusal with regard to any future private financing conducted by Seller within the next five
(5) years, with a minimum commission paid to Investor of 10%.

               (d) Investor shall direct a private placement of Seller's common stock equal to US$10 million at a minimum of US$2.50 per share. The offering shall include Warrants exercisable at US$5.00 per share, and Seller will pay a commission of 10% to Investor. Upon the closing of said private placement, Seller shall execute a two-year contract with Investor for additional consulting services substantially similar to those services set forth in that Consulting Agreement executed between the parties hereto dated December 28, 2000.

     5. Representations of Investor. Investor hereby represents and warrants to Seller that:

          5.1 Due Execution. Validity and Effect. This Agreement has been duly authorized, executed and delivered by Investor and, assuming the due authorization, execution and delivery by Seller, this Agreement constitutes the valid, legal and binding obligation of Investor, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          5.2 Full Disclosure. No representation or warranty made by Investor in this Agreement and no certificate or document furnished or to be furnished to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

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          5.3 Capability to Evaluate; Accredited Investor. Investor acknowledges that he directly or indirectly is able to represent and fend for himself in the transaction contemplated by this Agreement, that he has the ability to bear the economic risk of, and adequately evaluate, his investment pursuant to this Agreement, and that he is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D.

          5.4  Regulation S.

               (a) Investor is not a "U.S. Person" as that term is defined in Rule 902(o) of Regulation S.

               (b) Investor is purchasing the Shares for his own account and not on behalf of or for the benefit of any U.S. Person and the sale and resale of the Shares have not been prearranged with any U.S. Person or buyer in the United States;

          5.5 Certain Fees. Investor has incurred no liability for any brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement for which Seller is or would be liable. Investor agrees to indemnify and hold harmless Seller from and against any commission fee or claim of any person employed or retained or claiming to have been employed or retained by Investor to bring about the transactions contemplated hereby or to represent Investor in connection therewith.

     6. Securities Act of 1933.

          6.1 Reporting Issuer. Resale. The Seller is a "reporting issuer" as defined in the Securities Act of 1933 (the "Securities Act"). Upon expiration of the Distribution Compliance Period set forth in Section 6.3, the resale of any or all of the Shares by Investor must be made in accordance with the registration requirements of the Securities Act or Rule 144 (in that such shares are deemed to be "restricted securities").

          6.2 Transfer Restrictions; Registration. Investor understands that the Shares have not been registered under the Securities Act or any applicable state securities laws by reason of exemptions from the registration requirements of the Securities Act and applicable state securities laws and may not be sold, transferred, pledged, assigned or otherwise disposed of, in whole or in part, in the absence of an effective registration statement under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available.

          6.3 Distribution Compliance Period. Investor agrees that the Shares acquired pursuant to this Agreement shall not be voluntarily sold, transferred or otherwise disposed of prior to the expiration of a one year distribution compliance period from the date of Final Closing and until two years thereafter may be publicly sold only in accordance with the terms and conditions of Rule 144 of the Securities Act.

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          6.4 Restrictive Legend. Investor understands and agrees that any disposition of the Shares in violation of this Agreement shall be null and void, and that no transfer of the Shares shall be made by Seller's secretary or transfer agent upon Seller's stock transfer books unless there has been compliance with the terms of this Agreement. Investor also understands and agrees that Seller shall issue stop transfer instructions to Seller's transfer agent instructing such transfer agent not to transfer the certificates evidencing the Shares issued during the one year distribution compliance period to any purchasers within, or nationals of, the United States. In addition, Investor understands and agrees that there shall be imprinted on the face of the certificates of the Shares the following legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR WITH ANY SECURITIES COMMISSION OF ANY STATE UNDER ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THOSE SECURITIES LAWS OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS.

     7. Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Initial Closing and the Final Closing, of each of the following conditions precedent (all of which may be waived by Seller):

               (a) neither Seller nor Investor's being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the purchase and sale of the Shares pursuant to this Agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted); and

               (b) there not having been any statute, rule or regulation enacted or promulgated by any governmental body or agency after the date hereof which is applicable to the purchase and sale of the Shares pursuant to this Agreement which would render the consummation of any such purchase and sale illegal.

     8. Conditions to Obligations of Investor. All obligations of Investor under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Initial Closing, of each of the following conditions precedent (all of which may be waived by Investor);

               (a) neither Seller nor Investor's being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the purchase or sale of the Shares, pursuant to this Agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted);

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               (b) there not having been any statute, rule or regulation enacted or promulgated by any governmental body or agency after the date hereof which is applicable to the purchase and sale of the Shares, pursuant to this Agreement which would render the consummation of any such purchase and sale illegal; and

     9. Survival of Representation, etc. All representations, warranties and agreements made herein shall survive any investigation made by Seller and Investor and shall survive the Initial and Final Closings.

     10. Termination. This Agreement may be terminated:

               (a) on the date specified in a writing executed by Seller and Investor;

               (b) by Seller, upon written notice to Investor, if any representation or warrant made in this Agreement by Investor shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, or if Investor shall fail to perform or observe any material covenant or agreement made by Investor in this Agreement; or

               (c) by Investor, upon written notice to Seller, if any representation or warranty made in this Agreement by Seller shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, or if Seller shall fail to perform or observe any material covenant or agreement made by it in this Agreement.

     11. Miscellaneous.

          11.1 Binding Effect: Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This Agreement may not be assigned.

          11.2 Further Assurances: Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the sale, conveyance, transfer and assignment of the Shares acquired by Investor, pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

          11.3 Entire Agreement: Absence of Representation. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. Investor hereby acknowledges that in acquiring the Shares to be acquired hereunder Investor has relied only upon the representations and warranties expressly made in this Agreement and upon information contained in public reports of Seller, and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisition or as an inducement therefor.

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          11.4 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

          11.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addresses or to such other address as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

                If to Seller:               Access Health Alternatives, Inc.
                                            4619 Parkbreeze Court
                                            Orlando, Florida 32808
                                            Attn: Dr. Daniel J. Pavlik

                                            Facsimile Transmission:
                                            -----------------------

                If to Investor:             Luigi Brun
                                            71 Sir James Court
                                            Arva, Ontario, Canada N0M 1C0

                                            Facsimile Transmission:
                                            (519) 667-0366

          11.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. The Seller may, by an instrument in writing, waive compliance by Investor with any term or provision of this Agreement on the part of Investor to be performed or complied with. Investor may, by an instrument in writing, waive compliance by Seller, with any term or provision of this Agreement on the part of Seller to be performed or complied with. Any waiver of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          11.7 Headings; Severability. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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          11.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Rules (including its Emergency Interim Relief Procedures] and its supplementary procedures for Securities Arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The matter shall be heard in Orlando by a panel of three (3) AAA arbitrators, one picked by Investor, one picked by Seller, and the third agreed to by the two selected arbitrators. The Seller and Investor, or themselves and their respective successors in interest, hereby irrevocably consent to such jurisdiction, venue and binding arbitration, and hereby irrevocably waive any claim of forum non conveniens or right to change such venue or to litigate the underlying dispute in court.

          11.9 Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first above written.

                                           Access Health Alternatives, Inc.

                                By Seller:           /s/ Daniel J. Pavlik
                                                     -------------------------
                                                     Dr. Daniel J. Pavlik
                                                     Chief Executive Officer

                                By Investor:         /s/ Luigi Brun
                                                     -------------------------
                                                     Luigi Brun

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